Exhibit 10.14

English Summary of a lease agreement dated January 15, 2019 (the “Lease”) by and between GXQ Industrial Park Management Ltd. (the “Landlord”) and Sonim Technologies (Shenzhen) Limited (“Sonim”)

•	Leased Property: the Lease is for the purpose of production and warehousing, with its address: room at 701 , Building #2, Phase #2, DaQian Industrial Park, BaoAn district, ShenZhen, China

•	Term: The term started at April 15, 2019 and will end on February 20, 2021

•	Deposit: Sonim must provide a bank guarantee in the amount of RMB 135,116 for securing its obligations.

After the Lease expires, the Landlord will return the guarantee to Sonim.

Special right to Sonim: provided Sonim provides at least three (3) months’ advance notice regarding relocation of the factor to another area, the Landlord will return the deposit.

•	Permitted Use: The permitted use is for production and warehouse

•	Sublease: Sonim is not allowed to sublease the property.

•	Rent:

Rent rates: based on the rental area of 675.58 square meters

From April 15, 2019 to February 20, 2021, RMB 100 per square meter, with a total monthly rent of RMB 67,558

Property management fee of RMB 8 per square meter.

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Insurances, Liability, Maintenance: The Landlord will maintain insurance against fire, storm, hail and water damage to the building, and Sonim will maintain insurance against the office equipment and fitting.

Sonim will maintain third party insurance to cover the damage of its relatives, employees or visitors.

Landlord is obligated to maintain the facility for normal usage.

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Modifications to leased Premises: Sonim is permitted to effect modifications to the leased premises only with the prior written approval of the Landlord. Sonim and the Landlord will agree on the costs, reimbursement and potential obligations to build-back modifications.